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                                                                   EXHIBIT 99.03

                                    CONSENT
                                       OF
                               SMITH BARNEY INC.

     We hereby consent to the (i) inclusion of our opinion letter to the Board of Directors of Owen Healthcare, Inc. ("Owen") as Annex B to the Proxy Statement/Prospectus of Owen and Cardinal Health, Inc. ("Cardinal") relating to the proposed merger transaction involving Owen and Cardinal, and (ii) references made to our firm and such opinion in such Proxy Statement/Prospectus under the captions entitled "SUMMARY -- Reasons for the Merger; Recommendations of the Boards of Directors -- Owen" and "-- Opinions of Owen's Financial Advisors" and "THE MERGER -- Background of the Merger," -- "Reasons for the Merger; Recommendations of the Boards of Directors -- Owen" and "Opinions of Owen's Financial Advisors." In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                                          By: /s/ SMITH BARNEY INC.
                                            SMITH BARNEY INC.

New York, New York
February 12, 1997